Execution Version
Amendment No. 2 to Participation Agreement
Among
Pacific Life Insurance Company
PIMCO Variable Insurance Trust, and
PIMCO Investments LLC
     Pacific Life Insurance Company (the “Company” ), on its behalf and on behalf of certain Accounts of the Company, PIMCO Variable Insurance Trust (the “Fund”), and PIMCO Investments LLC (the “Underwriter”), have previously entered into a Participation Agreement dated May 1, 2010 (the “Agreement”), as amended. The parties now desire to further amend the Agreement by this amendment (the “Amendment”).
     Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated, the terms defined in the Agreement, as amended, shall have the same meaning in this Amendment.
AMENDMENT
     For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:
1.	Schedule A of the Agreement is deleted and replaced in its entirety with the Schedule A attached hereto.

2.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.
Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused the Amendment to be executed as of May 1st, 2011.

PACIFIC LIFE INSURANCE COMPANY:

By its authorized officer

By:
Name:
	Title:	Assistant Vice President

Attest:
Corporate Secretary

PIMCO VARIABLE INSURANCE TRUST:

By its authorized officer

By:
Name:
Title:

PIMCO INVESTMENTS LLC

By its authorized officer

By:
Name:
Title:

Schedule A
The term “Designated Portfolio” of the Fund will include any currently offered class of any Portfolio of the Fund (as listed below) as well as any Portfolio of the Fund or any share class of any Portfolio (now existing or hereafter created) created subsequent to the date hereof.
PIMCO Variable Insurance Trust — each series of the Trust offering Administrative, Institutional, Advisor and Class M shares
The terms “Segregated Asset Accounts” and “Contracts” of the Company include any existing Segregated Asset Accounts and Contracts (as listed below) as well as any Segregated Asset Accounts and/or Contracts created subsequent to the date hereof, that offer Designated Portfolios.
Segregated Asset Accounts:
Separate Account A of Pacific Life Insurance Company
Pacific Select Variable Annuity Separate Account of Pacific Life Insurance Company
Pacific Select Exec Separate Account of Pacific Life Insurance Company
Pacific COLI Separate Account (Unregistered)
Pacific COLI Separate Account II (Unregistered)
Pacific COLI Separate Account III (Unregistered)
Pacific COLI Separate Account IV (Unregistered)
Pacific COLI Separate Account V (Unregistered)
Separate Account I of Pacific Life Insurance Company (Unregistered)
Contracts:
Pacific Destinations
Pacific Destinations B
Pacific Odyssey
Pacific Journey
Pacific Journey Select
Pacific Innovations
Pacific Innovations Select
Pacific Value Edge
Pacific Value
Pacific Voyages
Pacific Portfolios for Chase
Pacific Portfolios
Pacific One Select
Pacific One
Pacific Select Variable Annuity
Pacific Select Exec
Pacific Select Exec II
Pacific Select Exec III
Pacific Select Exec IV
Pacific Select Exec V
Pacific Prime